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                                                                    EXHIBIT 11.0


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                               Year Ended
                                                          December 31,  (1) (2)
                                                          ------------
                                                  (in thousands, except per share amount)
                                                           1997            1996
                                                         -------         -------
Net income                                               $23,264         $20,939
                                                         -------         -------
Weighted average common shares
   outstanding                                            13,636          15,477
Earnings per common share                                $  1.71         $  1.35
                                                         =======         =======
Total weighted average common shares outstanding          13,636          15,477
Additional dilutive shares using ending
   period market value versus average market
   value for the period when utilizing the
   Treasury stock method regarding stock
   options                                                   913             834
                                                         -------         -------
Total shares for fully diluted earnings
   per share                                              14,549          16,311
                                                         -------         -------
Fully diluted earnings per common share and
   common share equivalents                              $  1.60         $  1.28
                                                         =======         =======


1) Reflects shares issued as a result of two 3-for-2 stock splits on both April 10, 1997 and October 1, 1997.

2) Reflects the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."